Exhibit 5

Execution Copy

MEMORANDUM AND DEED OF AGREEMENT

     This Memorandum of Agreement (this “Agreement”) is executed as a deed, is dated this 16th day of September 2004 and is between (1) Intelsat Hong Kong, LLC, a limited liability company existing under the laws of the State of Delaware, USA (“Intelsat”), (2) TVB Satellite TV Holdings Limited, a corporation existing under the laws of Bermuda (“TVB Satellite” and, together with Intelsat, the “Shareholders”), (3) Galaxy Satellite TV Holdings Limited, a corporation existing under the laws of Hong Kong (the “Company”), (4) Galaxy Satellite Broadcasting Limited, a corporation existing under the laws of Hong Kong (“Galaxy”), (5) Intelsat (Bermuda), Ltd., a Bermuda company (“Intelsat Parent”), and (6) Television Broadcasts Limited, a Hong Kong company (“TVB Parent”). Each of the foregoing parties is referred to herein as a “party.”

WHEREAS

A.	The Shareholders are holders of shares of the Company;

B.	The Shareholders and the Company are parties to the Subscription and Shareholders Agreement, dated as of February 20, 2003 (the “Shareholders Agreement”) (capitalized terms used herein without definitions have the meanings attributed to them in the Shareholders Agreement), and in connection therewith Intelsat Parent executed in favor of TVB Satellite that certain Intelsat Sponsor Guaranty dated as of February 20, 2003 (the “Intelsat Parent Guaranty”) and TVB Parent executed in favor of Intelsat that certain TVB Sponsor Guaranty dated as of February 20, 2003 (the “TVB Parent Guaranty”);

C.	The Company is parent of Galaxy, which holds amongst other telecommunication licences, a Domestic Pay Television Programme Service License issued by the Chief Executive in Council of Hong Kong and is principally engaged in the subscription television services business in Hong Kong (the “Business”);

D.	Intelsat has expressed its desire to terminate its participation in the Company, Galaxy and the Business, and the parties agree to effect such termination by the transfer of the Intelsat Shares to TVB Satellite or other party and on the other terms set forth below.

THE PARTIES AGREE as follows:-

1.	On December 28, 2004, Intelsat will transfer to TVB Satellite or its nominee, and TVB Satellite unconditionally agrees that it shall accept or cause such nominee to accept, all of Intelsat’s right, title and interest in the Shares held by Intelsat, free of any encumbrances. Such transfer may be effected at an earlier date at TVB Satellite’s option. The date on which such transfer of Intelsat Shares occurs is referred to as the “Share Transfer Date”.

2.	Upon signing of this Memorandum, and effective on the date hereof:

(a)	Intelsat and Intelsat Parent are released from any and all present or future obligations under or in connection with the Shareholders Agreement, the Intelsat Parent Guaranty and any other agreement signed by Intelsat or Intelsat Parent in relation to the Company, Galaxy or the Business (other than the Satellite Capacity Agreement), including without limitation any obligation or liability with respect to any payment scheduled to become due after the date hereof; and

(b)	TVB Satellite and TVB Parent will indemnify, defend and hold harmless Intelsat, Intelsat Parent and Intelsat’s nominees to the Board of Directors of the Company and Galaxy from and against (i) any and all claims, duties and actions relating to the Company, Galaxy or the Business or Intelsat’s or its Board nominees’ participation therein in respect of matters arising on or after the date hereof, including those arising in connection with any liquidation, winding up or reorganization of the Company or Galaxy, and claims by any regulator, liquidator, creditor or other third party arising from any of the agreements or transactions contemplated by this Agreement, and (ii) any breach by TVB Satellite or TVB Parent or any failure to consummate the transactions contemplated hereby, but not including matters arising out of the negligence or willful neglect of Intelsat or its Board nominees.

3.	Effective on the Share Transfer Date:

(a)	TVB Satellite and TVB Parent are released from any and all obligations under or in connection with the Shareholders Agreement, the TVB Parent Guaranty and any other agreement signed by TVB Satellite or TVB Parent in relation to the Company, Galaxy or the Business (other than the Channels Supply Agreement); and

(b)	the Shareholders Agreement and the Parent Guaranties are terminated.

4.	Upon signing this Memorandum:

(a)	Intelsat shall cease to have the right to nominate, appoint, remove and re-nominate individuals to occupy the offices of Chief Executive Officer and Chief Financial Officer of the Company and Galaxy which will be vested in TVB Satellite; and

(b)	Intelsat shall cause the directors nominated by Intelsat to the Board of Directors of the Company and Galaxy to discharge their duties as directors consistent with the best interests of the Company and its shareholders, including Intelsat and TVB Satellite, and Galaxy, in each case, consistent with the duties imposed by Hong Kong Companies Ordinance on directors of Hong Kong companies.

5.	Intelsat shall continue to provide the existing satellite capacity under the Non-exclusive service agreement dated February 20, 2003 made between Intelsat and Galaxy (“Satellite Capacity Agreement”) free of charge up to March 31, 2005 when the Satellite Capacity Agreement (and all lease service orders placed thereunder) will be terminated and Intelsat shall be released from any obligation or claim arising therefrom or relating thereto; provided that such date of termination may occur earlier by mutual agreement of TVB Satellite, Galaxy and Intelsat.

6.	Each party shall promptly execute, deliver and file any other document and shall otherwise take such actions as may be reasonably requested by any other party from time to time in order to effect or evidence the transactions, purposes or intent of this agreement.

     This Agreement may be executed by the parties in counterparts which together constitute the same agreement, and shall be governed and construed in accordance with the laws of Hong Kong.

     IN WITNESS WHEREOF, this Agreement is executed as a deed under seal by the parties as of the date first above written.

Sealed with the Common Seal of	)
INTELSAT HONG KONG, LLC	)
and signed by its authorized person	)
in the presence of:-)

/s/ David Meltzer	/s/ Richard B. Nash

Director or Authorized Person	Director or Authorized Person

Sealed with the Common Seal of	)
TVB SATELLITE TV HOLDINGS LIMITED	)
and signed by its authorized person	)
in the presence of:-)

/s/ Louis Page	/s/ Peter Tang

Director or Authorized Person	Director or Authorized Person

Sealed with the Common Seal of	)
GALAXY SATELLITE TV HOLDINGS LIMITED	)
and signed by its authorized person	)
in the presence of:-)

/s/ Louis Page	/s/ Michael C. Hughes

Director or Authorized Person	Director or Authorized Person

Sealed with the Common Seal of	)
GALAXY SATELLITE BROADCASTING LIMITED	)
and signed by its authorized person	)
in the presence of:-)

/s/ Louis Page	/s/ Michael C. Hughes

Director or Authorized Person	Director or Authorized Person

Sealed with the Common Seal of	)
INTELSAT (BERMUDA), LTD.	)
and signed by its authorized person	)
in the presence of:	)

/s/ Ramu Potarazu	/s/ Pat Cerra

Director or Authorized Person	Director or Authorized Person

Sealed with the Common Seal of	)
TELEVISION BROADCASTS LIMITED	)
and signed by its authorized person	)
in the presence of:	)

/s/ Louis Page	/s/ C.F. Ho

Director or Authorized Person	Director or Authorized Person

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